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Exhibit 99.1

Thursday November 30, 7:37 am Eastern Time

Press Release
SOURCE: j2 Global Communications, Inc.

j2 Global Communications Announces Closing of Merger With eFax.com

Shareholders Vote in Favor of the Merger

HOLLYWOOD, Calif., Nov. 30 /PRNewswire/ -- j2 Global Communications, Inc. (Nasdaq: JCOM - news), a leading provider of Internet-based messaging and
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communications services to individuals and businesses throughout the world, today announced that the acquisition of eFax has been closed. The transaction was completed on November 29, 2000 after eFax.com shareholders voted to approve the merger with j2 Global Communications at a special meeting, and after j2 Global Communications shareholders voted to approve the issuance of the shares to be issued in connection with the merger at its annual meeting of shareholders.

 . (Photo: http://www.newscom.com/cgi-bin/prnh/20000810/LATH060LOGO)
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eFax.com became a wholly-owned subsidiary of j2 Global Communications in accordance with Delaware law.

Holders of eFax.com common stock will receive 0.266 of a share of j2 Global Communications common stock for each share of eFax.com common stock that they own, and cash will be provided for fractional shares.

"We are extremely pleased that our merger with eFax.com is complete,'' says Steve Hamerslag, CEO and President of j2 Global. "We are immediately commencing our work to integrate eFax into the j2 Global network and we welcome the talent and resources from our new eFax employees.''

About j2
j2 Global Communications, Inc. is an Internet-based provider of messaging and communications services to individuals and businesses throughout the world. j2 was established in 1995 as JFAX.COM and began doing business under the name j2 Global Communications in August 2000 to better reflect its expanded customer base and service offerings. The j2 Global network covers 157 cities in 14 countries and spans 4 continents. The company is headquartered in Hollywood, California. For more information on j2 and its services, visit www.j2.com or
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call 1-888-718-2000, or outside the U.S. & Canada call 1-323-860-9207. The company has produced a streaming video that describes its services and can be seen at http://ss.j2.com/ss?click&j2&39e7677c
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Contacts: Laura Hinson, PR Manager, j2 Global Communications, Inc., Hollywood,
CA, (323) 860-9435, lhinson@j2.com; or Mary Jo Draper, Ink, inc. PR, Kansas
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City, MO, 816-753-6222, mjdraper@inkincpr.com; or Investor Relations, only:
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Scott Turicchi, j2 Global Communications, Inc., Hollywood, CA, (323) 860-9408,

Sturicchi@j2.com.
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Safe Harbor for Forward-Looking Statements: Certain statements in this news release constitute "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such statements address risks associated with the j2 Global/eFax merger, including the risk that the j2 Global and eFax businesses will not be integrated successfully, and the other risk factors set forth in the Company's filings with the Securities and Exchange Commission.